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                                                                     EX-99.B(16)


                Schedule of Computation of Performance Quotations


This Schedule is included to illustrate how total return and yield will be calculated. The examples presented use actual data for the Fund's C.J. Lawrence Managed Municipal Fund Shares class.

     1. Total Return

         (a)      Average Annual Total Return Pursuant to SEC Rules

                        n
                  P(1+T)  = ERV

                  P = initial payment = $1,000

                  ERV  =

                  n = 7
                     --
                     12

                  T = average annual total return = 5.1%

         (b)      Aggregate Total Return Pursuant to SEC Rules

                  P(1+T) = ERV

                  P = initial payment = $1,000

                  7 month ERV = $964

                  T = aggregate total return = 3.64%

         (c)      Total Return Pursuant to First Non-
                  Standardized Computation

                  P(1+T) =  ERV

                  P = initial investment = $10,000

                  ERV =  $10,378

                  T = aggregate total return = 3.78%



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     2. Yield

         The examples presented use actual data from the Fund's C.J. Lawrence Managed Municipal Fund Shares class for the 30 day period ended October 31, 1990.

         a.        Yield = Divide (i) the difference of b subtracted from
                           a by (ii) the product of c multiplied by d. Add 1 to the result. Raise this amount to the sixth power, subtract 1, and multiply the result by 2.

                  a =      dividends and interest earned during the period
                           = $132,216

                  b = expenses accrued for the period (net of reimbursements) = $15,973

                  c = average daily number of shares outstanding during period that were entitled to receive dividends
                           = 2,184,130

                  d = maximum offering price per share on the last day of the period = $10.46

                  Yield = 6.18%
                          ----
         b. Tax Equivalent Yield (for an investor in the 31% tax bracket)

                   |             x-7               |
                   |        ----------------    |
                   | 1 - shareholder's tax rate | + y tax-equivalent yield

                   x = Fund's 30 day effective yield for period ended October 31, 1990 = 6.18%

                   y =      amount of portfolio's 30 day effective yield for
                            the period ended October 31, 1990 that is taxable
                            = 0%
                   |         .0618
                   |        ---------
                   |        1 - .31  = 8.96% = Tax-Equivalent Yield

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